UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 7, 2010

AMBASSADORS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	No. 0-33347	91-1957010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Dwight D. Eisenhower Building, 2001 South Flint Road, Spokane, WA	99224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
(509) 568-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           Effective July 1, 2010, Tom Rusin was appointed as a Class I Director of the Company to fill an existing vacancy on the Board.  Mr. Rusin, age 42, has served as President and Chief Executive Officer, North America, of Affinion Group since June 1, 2007.  From October 17, 2005 to May 31, 2007, Mr. Rusin served as Affinion’s Executive Vice President and Chief Revenue Officer.  Mr. Rusin joined Affinion in December 1999 as Product Manager in the Netmarket Group overseeing travel marketing and was subsequently promoted to Vice President of Travel in January 2001; Senior Vice President Consumer Saving Group with responsibility for travel, auto and leisure in October 2001; and Executive Vice President of Product Management and New Product Development in December 2003.  From 1990 to 1998 he owned and operated Just for Travel Inc., a business he then sold.

    Mr. Rusin has not served as a Board member for the Company in the past.  There are no other arrangements or understandings between the new director and any other person pursuant to which the new director was appointed to the Board of Directors of the Company.  Furthermore, the new director is not a party to any transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Each of the Company’s non-employee directors receive an annual fee of approximately $56,000 per year, paid $24,000 in cash and approximately $32,000 in equity.  Moreover, each of the Company’s non-employee directors receive $1,000 per Board meeting attended.  Equity compensation is split between options and restricted stock grants.  Pursuant to the Company’s Equity Incentive Plan, each grant of non-qualified stock options is granted at the fair market value of the common stock on the date of grant and vests in four equal annual installments commencing one year from the date of grant.  Each grant of restricted stock is granted at the fair market value of the common stock on the date of grant and vests one year from the date of grant. Additionally, each director is reimbursed for certain out-of-pocket expenses incurred in connection with attendance at Board meetings.

Item 9.01  Financial Statements and Exhibits.

  Exhibit 99.1:  Press Release, dated July 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS GROUP, INC.

Date: July 7, 2010	By:	/s/ Jeffrey D. Thomas
Jeffrey D. Thomas Chief Executive Officer